Exhibit 99.1

GameStop Announces Intention to Launch a Modified Dutch Auction Tender Offer

Intends to launch a “modified Dutch auction” tender offer to repurchase up to 12,000,000 shares of Class A common stock at a purchase price of not greater than $6.00 and not less than $5.20 per share.

Grapevine, Texas (June 10, 2019)—GameStop Corp. (NYSE: GME) today announced its plan to launch a “modified Dutch auction” tender offer to purchase up to 12,000,000 shares of its Class A common stock, par value $0.001 per share (“Common Stock”), at a cash purchase price of not greater than $6.00 and not less than $5.20 per share (the “Purchase Price”). On June 7, 2019, the closing price of the Common Stock was $5.02 per share. The tender offer is expected to commence tomorrow, June 11, 2019, and to expire at 5:00 p.m., New York City Time, on July 10, 2019, unless the offer is extended.

George Sherman, GameStop’s chief executive officer said, “While improving our operations and capturing efficiencies in our business to drive returns for our shareholders continues to be the top priority for the new leadership team, we view the purchase of our shares to be financially compelling at this time. We are committed to leveraging the core strengths of our business, implementing longer-term growth initiatives and continuing our disciplined approach to capital allocation.”

A “modified Dutch auction” tender offer allows shareholders to indicate how many shares of Common Stock and at what price within the range described above they wish to tender their shares. Based on the number of shares of Common Stock tendered and the prices specified by the tendering shareholders, GameStop will determine the lowest price per share within the range that will enable it to purchase 12,000,000 shares of Common Stock, or such lesser number of shares of Common Stock that are properly tendered and not properly withdrawn prior to the expiration date of the tender offer. All shares purchased in the tender offer will be purchased at the same price, even if the shareholder tendered at a lower price. Shares of Common Stock tendered at a price above the price at which GameStop is able to purchase 12,000,000 shares will not be purchased in the tender offer.

The tender offer will not be conditioned upon any minimum number of shares of Common Stock being tendered or any financing conditions.

While GameStop’s Board of Directors has authorized GameStop to make the tender offer, neither GameStop nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares of Common Stock or as to the price or prices at which shareholders may choose to tender their shares. GameStop has not authorized any person to make any such recommendation. Shareholders must decide whether to tender their shares of Common Stock and, if so, how many shares to tender and at what price or prices to tender. In doing so, shareholders should carefully evaluate all of the information in the tender offer documents, when available, before making any decision with respect to the tender offer, and should consult their own broker or other financial and tax advisors.

The tender offer will be made under GameStop’s $300 million share repurchase program announced on April 2, 2019, all of which remains available prior to this tender offer. Future repurchases under the program may be executed after the expiration of the tender offer through open market purchases or other means from time to time, subject to applicable laws and regulations and subject to market conditions and other factors.

Additional Information Regarding the Tender Offer

The tender offer described in this press release has not yet commenced, and there can be no assurance that GameStop will commence the equity tender offer on the terms described in this release. This press release is for informational purposes only. This press release is not a recommendation to buy or sell shares of Common Stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the United States Securities and Exchange Commission (the “SEC”) by GameStop. The tender offer will only be made pursuant to the offer to purchase, the letter of transmittal and related materials filed as a part of the Schedule TO. When available, shareholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that GameStop will be filing with the SEC at the SEC’s website at www.sec.gov, the investor relations section of GameStop’s website at www.gamestop.com or from the information agent for the tender offer.

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game and consumer electronics retailer. GameStop operates over 5,700 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Safe Harbor

GameStop has made statements in this press release that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “likely”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about GameStop, may include projections of GameStop’s future financial performance, based on its growth strategies and anticipated trends in its business. These statements are only predictions based on GameStop’s current expectations and projections about future events. There are important factors that could cause GameStop’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in GameStop’s 2018 Annual Report on Form 10-K, and carefully review the other reports filed by GameStop.

Contact

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com